                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                            (Amendment No.       )(1)
                                           ------

                          GUILFORD PHARMACEUTICALS INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                 401829 10 6
                      ----------------------------------
                                (CUSIP Number)

                                AUGUST 6, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     /X/ Rule 13d-1(c)

     / / Rule 13d-1(d)




----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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CUSIP No. 401829 10 6                13G                     PAGE 2 of 7 PAGES
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:

         BIOTECHNOLOGY VALUE FUND, L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
-------------------------------------------------------------------------------
    NUMBER              (5) SOLE VOTING POWER
      OF                            0
    SHARES                   --------------------------------------------------
 BENEFICIALLY           (6) SHARED VOTING POWER
   OWNED BY                         473,147
     EACH                    --------------------------------------------------
  REPORTING             (7) SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                    --------------------------------------------------
                        (8) SHARED DISPOSITIVE POWER
                                    473,147
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          473,147
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.6%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 401829 10 6                13G                     PAGE 3 of 7 PAGES
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:

         BVF PARTNERS L.P.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
-------------------------------------------------------------------------------
    NUMBER              (5) SOLE VOTING POWER
      OF                            0
    SHARES                   --------------------------------------------------
 BENEFICIALLY           (6) SHARED VOTING POWER
   OWNED BY                         1,024,474
     EACH                    --------------------------------------------------
  REPORTING             (7) SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                    --------------------------------------------------
                        (8) SHARED DISPOSITIVE POWER
                                    1,024,474
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,024,474
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 401829 10 6                13G                     PAGE 4 of 7 PAGES
          -----------

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON:

         BVF INC.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a)  /X/ (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
-------------------------------------------------------------------------------
    NUMBER              (5) SOLE VOTING POWER
      OF                            0
    SHARES                   --------------------------------------------------
 BENEFICIALLY           (6) SHARED VOTING POWER
   OWNED BY                         1,024,474
     EACH                    --------------------------------------------------
  REPORTING             (7) SOLE DISPOSITIVE POWER
    PERSON                          0
     WITH                    --------------------------------------------------
                        (8) SHARED DISPOSITIVE POWER
                                    1,024,474
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,024,474
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           / /
-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.3%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

           IA, CO
-------------------------------------------------------------------------------

                       *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 401829 10 6                13G                     PAGE 5 of 7 PAGES
          -----------


ITEM 1(a).   NAME OF ISSUER:

             Guilford Pharmaceuticals Inc. ("GPI")


ITEM 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             6611 Tributary Street
             Baltimore, Maryland 21224


ITEM 2(a).   NAME OF PERSON FILING:

             This schedule is being filed on behalf of the following persons*:

             (i)    Biotechnology Value Fund, L.P. ("BVF")
             (ii)   BVF Partners L.P. ("Partners")
             (iii)  BVF Inc. ("BVF Inc.")

             * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

             The principal business office of the persons comprising the group filing this Schedule 13G is located at 333 West Wacker Drive, Suite 1600, Chicago, Illinois 60606.

ITEM 2(c).   CITIZENSHIP:

             BVF:                      a Delaware limited partnership
             Partners:                 a Delaware limited partnership
             BVF Inc.:                 a Delaware corporation


ITEM 2(d).   TITLE OF CLASS OF SECURITIES:

             Common Stock, par value $.01 per share.


ITEM 2(e).   CUSIP NUMBER

             401829 10 6

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK
             THIS BOX:   /X/

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CUSIP No. 401829 10 6                13G                     PAGE 6 of 7 PAGES
          -----------


ITEM 4.      OWNERSHIP:

             The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

             BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of GPI.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
             COMPANY:

             Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP:

             Not applicable.


ITEM 10.     CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 401829 10 6                13G                     PAGE 7 of 7 PAGES
          -----------

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 14, 1998.


             BIOTECHNOLOGY VALUE FUND, L.P.

             By:  BVF Partners L.P., its general partner

                  By:  BVF Inc., its general partner



                       By:  /s/ Mark N. Lampert
                            ----------------------------

                            Mark N. Lampert
                            President


             BVF PARTNERS L.P.

             By:  BVF Inc., its general partner



                  By:  /s/ Mark N. Lampert
                       ----------------------------
                       Mark N. Lampert
                       President


             BVF INC.



             By:  /s/ Mark N. Lampert
                  ----------------------------
                  Mark N. Lampert
                  President

                                   EXHIBIT A

                        AGREEMENT REGARDING JOINT FILING

             The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, and BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  August 14, 1998.


             BIOTECHNOLOGY VALUE FUND, L.P.

             By:  BVF Partners L.P., its general partner

                  By:  BVF Inc., its general partner



                       By:  /s/ Mark N. Lampert
                            ----------------------------

                            Mark N. Lampert
                            President


             BVF PARTNERS L.P.

             By:  BVF Inc., its general partner



                  By:  /s/ Mark N. Lampert
                       ----------------------------
                       Mark N. Lampert
                       President


             BVF INC.



             By:  /s/ Mark N. Lampert
                  ----------------------------
                  Mark N. Lampert
                  President